UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DEL TORO SILVER CORP.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	98-0515290 (I.R.S. Employer Identification No.)

320 North Carson Street, Carson City, NV  89701-4597
(Address of Principal Executive Offices and Zip Code)

2012 Stock Option Plan
(Full title of the plan)

The Corporation Trust Company of Nevada
311 S. Division Street, Carson City, NV, 89703
(Name and address of agent for service)

775-688-3061
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐  Accelerated filer ☐  Non-accelerated filer ☐  Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share ($)	Proposed maximum aggregate offering price ($)(1)	Amount of registration fee ($)
Common stock, $0.00001 par value	3,000,000 (1)	0.090	270,000	36.83
Total	3,000,000	-	270,000	36.83

(1)
Consists of the 2012 Stock Option Plan which authorizes the issuance of options to acquire a maximum of 3,000,000 shares of our common stock.  Our 2012 Stock Option Plan authorizes the issuance of options to acquire a maximum of 3,000,000 shares of our common stock to eligible employees, directors, officers, advisors and consultants of our company or any of our subsidiaries.  All of the shares issuable under the 2012 Stock Option Plan are being registered under this registration statement on Form S-8.

(2)
This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the last sale price of common stock of Del Toro Silver Corp., listed on the OTC Bulletin Board as of October 22, 2012, a date within five business days prior to the filing of this registration statement.

EXPLANATORY NOTE

We prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, to register an aggregate of 3,000,000 shares of our common stock which may be issued pursuant to the 2012 Stock Option Plan.

The purpose of the 2012 Stock Option Plan is to reward employees, directors, officers, advisors and consultants for their contributions toward the long term goals of our company and to enable and encourage such employees, directors, officers, advisors and consultants to acquire shares as long term investments.

Under cover of this registration statement on Form S-8 is our reoffer prospectus prepared in accordance with Part I of Form S-3 under the Securities Act of 1933.  Our reoffer prospectus has been prepared pursuant to Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, and may be used for reofferings and resales on a continuous or delayed basis in the future of up to an aggregate of 2,000,000 “control securities” and/or “restricted securities” which will be issued pursuant to the 2012 Stock Option Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

We will send or make available the documents containing the information specified in Part I of Form S-8 to individuals who participate in our 2012 Stock Option Plan.

This registration statement relates to a maximum of 3,000,000 common shares in the capital of Del Toro Silver Corp., issuable upon the exercise of stock options issued under the 2012 Stock Option Plan.

Item 2. Registrant Information and Employee Plan Annual Information

We will provide, without charge, to each person to whom a copy of the Section 10(a) prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus).  Requests should be directed to Greg Painter, President, Del Toro Silver Corp., 320 North Carson Street, Carson City, NV  89701-4597. Our telephone number is 775-782-3999.

REOFFER PROSPECTUS

The date of this prospectus is October 30, 2012

Del Toro Silver Corp.
320 North Carson Street, Carson City, NV  89701-4597

2,000,000 Shares of Common Stock

This reoffer prospectus relates to a maximum of 2,000,000 shares of our common stock which may be offered and resold from time to time by the selling security holders identified in this reoffer prospectus. We anticipate that the selling security holders will offer shares for sale at prevailing prices on the OTC Bulletin Board on the date of sale. We will not receive any part of the proceeds from sales made under this reoffer prospectus, although we will receive the exercise price at the time of the exercise of any options by the selling security holders. The selling security holders will bear all sales commissions and similar expenses. We will, however, pay all of the costs associated with the filing of this registration statement.

The selling security holders and any brokers selling orders on their behalf may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act of 1933.

Our shares of common stock are quoted on the OTC Bulletin Board under the trading symbol “DTOR”. On October 22, 2012, the last reported closing price for our common stock was $0.090.

Our principal executive offices are located at 320 North Carson Street, Carson City, NV  89701-4597. Our telephone number is 775-782-3999

The shares of common stock offered pursuant to this registration statement involve a high degree of risk. For more information, please see the section of this Reoffer Prospectus titled “Risk Factors” beginning on page 9.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this reoffer prospectus. Consequently, this summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire reoffer prospectus, including the "Risk Factors" section appearing at page 10, and the documents and information incorporated by reference into this reoffer prospectus.

This reoffer prospectus relates to a maximum of 2,000,000 shares of our common stock which may be offered and resold from time to time by the selling security holders identified in this reoffer prospectus. It is anticipated that the selling security holders will offer shares for sale at prevailing prices on the OTC Bulletin Board on the date of sale. We will not receive any proceeds from the sales of common stock by the selling security holders under this reoffer prospectus, although we will receive the exercise price at the time of the exercise of any options by the selling security holders. The selling security holders will pay for the cost of all sales commissions and similar expenses. We will pay for all of the costs associated with the filing of this registration statement.

General Overview

Our company was incorporated on January 9, 2006 as Candev Resource Exploration, Inc. under the laws of the State of Nevada and extra-provincially registered under the laws of the Province of British Columbia on August 15, 2006. Effective July 28, 2009, our company completed a merger with our wholly owned subsidiary, Del Toro Silver Corp., a Nevada corporation, which was incorporated on July 7, 2009 solely to change our company’s name to Del Toro Silver Corp.

Our head office is located at 320 North Carson Street, Carson City, Nevada 89701.

Our Current Business

We are presently an exploration stage company focused on conducting exploration activities on our Dos Naciones property in Mexico. In November 2011, our management announced that our company will begin to change our corporate strategy to target high grade precious metals properties, located in the western US, with the potential for near-term production and positive cash flow. In keeping with this strategy on November 14, 2011, we entered into an asset sale agreement with Bowerman Holdings LLC to acquire up to 75% of Bowerman’s 100% right, title and interest in and to 31 KM mining claims and 17 Raddlefinger mining claims located in Siskiyou County, California. Closing of the acquisition is scheduled to occur by November 8, 2012, unless otherwise agreed by the parties, and is subject to satisfactory completion of due diligence by our company.

While our corporate strategy has changed we remain focused on exercising our option under an option agreement with Yale Resources Ltd. dated July 7, 2009, as amended June 25, 2010, October 21, 2010, and July 9, 2012. The Dos Naciones property is located approximately 140 km north northeast of the city of Hermosillo, in north-central Sonora, Mexico and is approximately 75 km southwest of the important Cananea mining district. The Dos Naciones property is comprised of one mineral concession that covers approximately 2,391 hectares.

On May 26, 2012, we entered into a convertible loan agreement with Greg Painter, a director and officer of our company. Under the terms of the convertible loan agreement, Mr. Painter agreed to loan our company the sum of US$10,000, which was advanced to our company on January 9, 2012. The principal amount of the loan plus any accrued and unpaid interest shall be due and payable in full one year from the advancement date. Mr. Painter may provide our company with written notice of conversion at any time to exercise his rights of conversion in respect of either a portion of or the total outstanding amount of the loan plus accrued interest as of that date into shares of our company at the price of US$0.06 per share. The loan shall bear interest at a rate of 8% per annum.

Also on May 26, 2012, we entered into a convertible loan agreement with Patrick Fagen, a director and officer of our company. Under the terms of the convertible loan agreement, Mr. Fagen agreed to loan our company the sum of US$94,000, the first installment of which was received on December 8, 2011 and which remaining funds have been advanced in installments by Mr. Fagen. The principal amount of the loan plus any accrued and unpaid interest shall be due and payable in full one year from each of the advancement dates. Mr. Fagen may provide our company with written notice of conversion at any time to exercise his rights of conversion in respect of either a portion of or the total outstanding amount of the loan plus accrued interest as of that date into shares of our company, at the price of US$0.06 per share. The loan shall bear interest at a rate of 8% per annum.

On July 16, 2012, we entered into a convertible loan agreement with Patrick Fagen, a director and officer of our company.  Under the terms of the convertible loan agreement, Mr. Fagen has agreed to loan our company the sum of US$50,000, which was advanced to our company on July 16, 2012.  The principal amount of the loan plus any accrued and unpaid interest shall be due and payable in full one year from the advancement date. Mr. Fagen may provide our company with written notice of conversion at any time to exercise his rights of conversion in respect of either a portion of or the total outstanding amount of the loan plus accrued interest as of that date into shares of our company, at the price of US$0.08 per share. The loan shall bear interest at a rate of 8% per annum.

On August 30, 2012, we entered into a convertible loan agreement with Patrick Fagen, a director and officer of our company.  Under the terms of the convertible loan agreement, Mr. Fagen has agreed to loan our company the sum of US$100,000, which was advanced to our company on August 30, 2012.  The principal amount of the loan plus any accrued and unpaid interest shall be due and payable in full one year from the advancement date. Mr. Fagen may provide our company with written notice of conversion at any time to exercise his rights of conversion in respect of either a portion of or the total outstanding amount of the loan plus accrued interest as of that date into shares of our company, at the price of US$0.10 per share. The loan shall bear interest at a rate of 8% per annum.

Effective August 31, 2012, we entered into a partial purchase option agreement with Natchez Pass LLC to acquire up to a 67.5% interest, in leasehold interests to land in Pershing County, Nevada.  In order to earn the option, over a five year period our company is required to make aggregate cash payments of $4,005,000, consisting of payments to Natchez Pass, certain repayments on behalf of the Natchez Pass and certain amounts for the work program on the property, and issue up to 5,000,000 restricted shares of common stock to Natchez Pass.  If our company fully exercises the option to earn 67.5% interest, our company then has an option to earn up to an additional 7.5% interest at the price of $150,000 per point.

On September 27, 2012 the Company and Natchez Pass agreed to amend certain provisions of the Option Agreement and entered into an Amendment Agreement (the “First Amendment”).  The terms of the First Amendment are as follows:

1.
The Company shall bear all costs and expenses to perform its due diligence investigations and work under the Option Agreement. After recovering all of those costs and expenses from proceeds received from sale of precious minerals extracted from the Claims (as that term is defined in the Agreement), if any, the Company shall pay to Natchez Pass twenty percent (20%) of the remaining amount of said proceeds promptly after the Company receives such proceeds, whether in installments or a lump sum.

2.
The Company intends to conduct its physical, on-site due diligence through Valley Excavating LLC, a Virginia domestic limited-liability company, that the Company has been informed is in the business of providing excavation and related services on a contract basis.

Effective September 1, 2012, our company entered into consulting agreements with Greg Painter, a director and officer of our company, for services performed as our company’s president and chief executive officer and with Patrick Fagen, for services performed as our company’s chief financial officer.

On October 10, 2012, we entered into a securities purchase agreement with Asher Enterprises, Inc. Under the terms of the agreement we issued an 8% convertible note, in the aggregate principal amount of $51,500, which note matures on July 15, 2013 and may be converted into shares of our company's common stock at a rate of 58% of the market price on any conversion date, any time after 180 days from October 10, 2012, subject to adjustments as further set out in the note. Our company has the right to prepay the note within 60 days of October 10, 2012, in consideration of the payment of an amount in cash equal to 120%, multiplied by the sum of: the then outstanding principal amount of the note plus accrued and unpaid interest on the unpaid principal. Our company will receive the $51,500 principal under the note on October 15, 2012, the closing date of the transaction. The note is issued to Asher Enterprises, Inc. pursuant to Rule 506 of Regulation D of the Securities Act of 1933 on the basis that they represented to our company that they were an “accredited investor” as such term is defined in Rule 501(a) of Regulation D.

Plan of Operation

Our plan of operation is to carry out exploration work on our Dos Naciones property in order to ascertain whether it possesses commercially exploitable quantities of gold, silver, and other metals. We intend to primarily explore for gold, silver, and copper but if we discover that our mineral property holds potential for other minerals that our management determines are worth exploring further, then we intend to explore for those other minerals. We will not be able to determine whether or not the Dos Naciones property contains a commercially exploitable mineral deposit, or reserve, until appropriate exploratory work is done and an economic evaluation based on that work indicates economic viability.

The three phase exploration program on the Dos Naciones property carries an aggregate estimated cost of $448,250. The first phase of our exploration program was completed during the quarter ended October 31, 2010 and consisted of detailed geological mapping, sampling, hand trenching and prospecting. In July, 2010 our company’s operator on the Dos Naciones property engaged geological consultants to conduct mapping and sampling on the property. Our company commenced the second phase of its exploration program in September 2011. The results of the first work comprising the second phase of our exploration program warrant the continuation into the second phase of the program. The timing and scale of the next work program has yet to be determined but the company is working with Yale to determine how best to advance the exploration at Dos Naciones.

The Offering

The selling stockholders identified in this reoffer prospectus may offer and sell up to 2,000,000 shares of our common stock issuable upon exercise of stock options. We granted or will grant the stock options to such selling stockholders pursuant to our 2012 Stock Option Plan.

The selling stockholders may sell all or a portion of the shares being offered pursuant to this reoffer prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Number of Shares Outstanding

There were 16,202,240 shares of our common stock issued and outstanding as at October 22, 2012.

Use of Proceeds

We will not receive any proceeds from the sale of any shares of our common stock by the selling stockholders. We may, however, receive proceeds upon exercise of the stock options by the selling stockholders. If we receive proceeds upon exercise of these stock options, we intend to use these proceeds for working capital and general corporate purposes.

RISK FACTORS

FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements.  Forward-looking statements are statements which relate to future events or our future performance, including our future financial performance.  In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, or “potential” or the negative of these terms or other comparable terminology.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks enumerated in this section entitled “Risk Factors”, that may cause our company’s or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this Registration Statement.  Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

As used in this prospectus, the terms “we”, “us”, “our”, and “Del Toro” mean Del Toro Silver Corp., a Nevada corporation, unless otherwise indicated.

GENERAL STATEMENT ABOUT RISKS

An investment in our common stock involves a number of very significant risks.  You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and our business before purchasing shares of our company’s common stock.  Our business, operating results and financial condition could be seriously harmed due to any of the following risks.  The risks described below are not the only ones facing our company.  Additional risks not presently known to us may also impair our business operations.  You could lose all or part of your investment due to any of these risks.

Risks Relating to Our Business

Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. The expenditures to be made by us in the exploration of the mineral claim may not result in the discovery of mineral deposits. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. If the results of our exploration do not reveal viable commercial mineralization, we may decide to abandon our claim and acquire new claims for new exploration. The acquisition of additional claims will be dependent upon us possessing capital resources at the time in order to purchase such claims. If no funding is available, we may be forced to abandon our operations.

Because we have commenced limited business operations, we face a high risk of business failure.

We have limited business operations, accordingly, we have no way to evaluate the likelihood that our business will be successful.  We were incorporated on January 29, 2006 and have been involved primarily in organizational activities and the acquisition of our mineral properties.  We have not earned any revenues.

Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues.  We therefore expect to incur significant losses into the foreseeable future.  We recognize that if we are unable to generate significant revenues from development of the mineral claims and the production of minerals from the claims, we will not be able to earn profits or continue operations.

There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

We lack an operating history and we expect to have losses in the future.

We have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our ability to achieve and maintain profitability and positive cash flow is dependent upon the following:

●	Our ability to locate a profitable mineral property;

●	Our ability to generate revenues; and

●	Our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

We have no known ore reserves and we cannot guarantee we will find any gold or if we find gold, that production will be profitable. Even if we are successful in discovering gold or other mineralized material we may not be able to realize a profit from its sale. If we cannot make a profit, we may have to cease operations.

We have no known ore reserves. We have not identified any gold on the mineral claims and we cannot guarantee that we will ever find any gold. Even if we find that there is gold on our mineral claims, we cannot guarantee that we will be able to recover the gold. If we cannot find gold or it is not economical to recover the gold, we will have to cease operations.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards.  As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure.  The payment of such liabilities may have a material adverse effect on our financial position.

Because we are small and do not have much capital, we must limit our exploration and consequently may not find mineralized material. If we do not find mineralized material, we will cease operations.

Because we are small and do not have much capital, we must limit our exploration. Because we may have to limit our exploration, we may not find mineralized material, although our mineral claims may contain mineralized material. If we do not find mineralized material, we will cease operations.

If we become subject to onerous government regulation or other legal uncertainties, our business will be negatively affected.

There are several governmental regulations that materially restrict mineral property exploration and development. Under the mining laws of the jurisdictions in which our properties are located, we are required to obtain work permits, the posting of bonds, and the performance of remediation work for any physical disturbance to the land. While these current laws do not affect our current exploration plans, if we proceed to commence drilling operations on the mineral claims, we will incur modest regulatory compliance costs.

In addition, the legal and regulatory environment that pertains to the exploration of ore is uncertain and may change. Uncertainty and new regulations could increase our costs of doing business and prevent us from exploring for ore deposits. The growth of demand for ore may also be significantly slowed. This could delay growth in potential demand for and limit our ability to generate revenues.  In addition to new laws and regulations being adopted, existing laws may be applied to mining that have not as yet been applied.  These new laws may increase our cost of doing business with the result that our financial condition and operating results may be harmed.

We may not have access to all of the supplies and materials we need to begin exploration that could cause us to delay or suspend operations.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as explosives, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

Because of the speculative nature of exploration of mineral properties, there is no assurance that our exploration activities will result in the discovery of new commercially exploitable quantities of minerals.

We plan to continue to source exploration mineral claims. The search for valuable minerals as a business is extremely risky. We can provide investors with no assurance that additional exploration on our properties will establish that additional commercially exploitable reserves of gold exist on our properties. Problems such as unusual or unexpected geological formations or other variable conditions are involved in exploration and often result in exploration efforts being unsuccessful. The additional potential problems include, but are not limited to, unanticipated problems relating to exploration and attendant additional costs and expenses that may exceed current estimates. These risks may result in us being unable to establish the presence of additional commercial quantities of ore on our mineral claims with the result that our ability to fund future exploration activities may be impeded.

Risks Relating to Our Common Stock

Investment in our common stock is speculative due to the nature of our business.

An investment in our common stock is speculative due to the nature of our involvement in the acquisition and exploration of prospective mineral properties.

Our shareholders may experience dilution as a result of our issuance of additional common stock or the exercise of outstanding options and warrants.

We may enter into commitments in the future which would require the issuance of additional common stock. We may also grant additional share purchase warrants and stock options. The exercise of share purchase warrants or options and the subsequent resale of common stock in the public market could adversely affect the prevailing market price and our ability to raise equity capital in the future. Any share issuances from our treasury will result in immediate dilution to existing shareholders.

We have never declared or paid cash dividends on our common stock.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that our board of directors considers relevant. Accordingly, investors may only see a return on their investment if the value of our securities appreciates.

Our stock price can be extremely volatile.

Our common stock is traded on the OTC Bulletin Board.  There can be no assurance that an active public market will continue for our common stock, or that the market price for our common stock will not decline below its current price. Such price may be influenced by many factors, including, but not limited to, investor perception of us and our industry and general economic and market conditions. The trading price of our common stock could be subject to wide fluctuations in response to announcements of our business developments or those of our competitors, quarterly variations in operating results, technological innovations, additions or departures of key personnel, industry developments and other events or factors. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of our common stock.

Our common stock will be subject to the “Penny Stock” Rules of the SEC, which will make transactions in our common stock cumbersome and may reduce the value of an investment in our common stock.

Our securities will be subject to the “penny stock rules” adopted pursuant to Section 15(g) of the Exchange Act. The penny stock rules apply generally to companies whose common stock trades at less than $5.00 per share, subject to certain limited exemptions. Such rules require, among other things, that brokers who trade “penny stock” to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade “penny stock” because of the requirements of the “penny stock rules” and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the “penny stock rules” for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the “penny stock rules”, investors will find it more difficult to dispose of our securities.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

Our financial statements include a statement that our financial statements are prepared on a going concern basis, and therefore that certain reported carrying values are subject to us receiving the future continued support of our shareholders, obtaining additional financing and generating revenues to cover our operating costs. The going concern assumption is only appropriate provided that additional financing continues to become available.

A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations.

A decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise additional capital for our operations. Because our operations to date have been principally financed through the sale of equity securities, a decline in the price of our common stock could have an adverse effect upon our liquidity and our continued operations. A reduction in our ability to raise equity capital in the future would have a material adverse effect upon our business plan and operations, including our ability to continue our current operations. If our stock price declines, we may not be able to raise additional capital or generate funds from operations sufficient to meet our obligations.

We may issue debt to acquire assets.

From time to time we may enter into transactions to acquire assets or the shares of other corporations. These transactions may be financed partially or wholly with debt, which may increase our debt levels above industry standards. Our articles and by-laws do not limit the amount of indebtedness that we may incur. The level of our indebtedness from time to time could impair our ability to obtain additional financing in the future on a timely basis to take advantage of business opportunities that may arise.

THE OFFERING

The selling stockholders identified in this reoffer prospectus may offer and sell up to 2,000,000 shares of our common stock issuable upon exercise of stock options. We granted the stock options to such selling stockholders pursuant to our 2012 Stock Option Plan.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the up to 2,000,000 shares of common stock by the selling security holders which may be issued upon exercise of options issued under our 2012 Stock Option Plan. However, we will receive the exercise price at the time of the exercise of any options by the selling security holders. If we receive proceeds upon exercise of stock options, we intend to use these proceeds to fund for working capital and general corporate purposes.

DETERMINATION OF OFFERING PRICE

The selling security holders may sell the shares of common stock issued to them from time to time at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

DILUTION

Because any selling security holders who offer and sell shares of common stock covered by this reoffer prospectus may do so at various times, at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions, we have not included in this reoffer prospectus information about the dilution, if any, to the public arising out of these sales.

SELLING SECURITY HOLDERS

The following table identifies the selling security holders and indicates (i) the nature of any material relationship that such selling security holder has had with us for the past three years, (ii) the number of shares held by the selling security holders, (iii) the amount to be offered for each selling security holder's account, and (iv) the number of shares and percentage of outstanding shares of the shares of common stock in our capital to be owned by each selling security holder after the sale of the shares offered by them pursuant to this offering. The selling security holders are not obligated to sell the shares offered in this reoffer prospectus and may choose not to sell any of the shares or only a part of the shares that they receive. Securities and Exchange Commission rules require that we assume that the selling security holders exercise all of their options and sell all of the shares offered with this reoffer prospectus.

Under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares offered by this reoffer prospectus may not simultaneously engage in market making activities with respect to our shares of common stock during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the selling security holders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of the shares by the selling security holders.

Selling Security Holder	Number of Shares Beneficially Owned(1)	Number of Shares Subject to Options(2)	Shares Being Registered	Percentage of Shares Beneficially Owned(3)
				Before Offering(4)	After Offering(5)
Patrick Fagen	2,876,096	750,000	750,000	17.32	14.61
Greg Painter	775,000	750,000	750,000	4.67	2.21
John Rutledge	455,000	150,000	150,000	2.79	2.29
David Pennington	80,000	150,000	150,000	0.49	NIL
Bill Macdonald	50,000	75,000	75,000	0.31	NIL
David Brown	20,000	40,000	40,000	0.12	NIL
Mike Dupree	50,000	30,000	30,000	0.09	NIL
Sandy Fagen	82,138	25,000	25,000	0.51	0.41
Melissa O'Neil	10,000	20,000	20,000	0.06	NIL
Marianne Rhoads	5,000	5,000	5,000	0.03	NIL
Dawn Brenneis	5,000	5,000	5,000	0.03	NIL

(1)
Represents shares of our common stock beneficially owned by the named selling stockholder. This figure includes shares underlying the options held by the named selling stockholder that may be exercisable as of, or within 60 days after the date of, this reoffer prospectus, but does not include any shares underlying those options that cannot be exercised within that period.

(2)
Represents shares of our common stock underlying options granted to the named selling stockholder under the 2012 Stock Option Plan, whether or not exercisable as of, or within 60 days of, the date of this reoffer prospectus.

(3)	Based on 16,202,240 shares of our common stock outstanding as of October 22, 2012.

(4)
Represents shares of our common stock held by the named selling stockholder and shares of our common stock underlying options granted to the named selling stockholder that may be exercisable as of, or within 60 days of, the date of this reoffer prospectus.

(5)	Represents shares of our common stock held by the selling stockholder assuming all of the shares underlying the options granted to the named selling stockholder are sold.

The information provided in the table above with respect to the selling security holders has been obtained from each of the selling security holders. Because the selling security holders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming the selling security holders sell all of the shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by each selling security holder after this offering. In addition, the selling security holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which he provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

PLAN OF DISTRIBUTION

The selling security holders may, from time to time, sell all or a portion of their shares of our common stock on any market upon which the common stock may be quoted (currently the OTC Bulletin Board), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered by this reoffer prospectus may be sold by the selling security holders by one or more of the following methods, without limitation:

(a)
block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this reoffer prospectus;

(c)	an exchange distribution in accordance with the rules of the applicable exchange or quotation system;

(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e)	privately negotiated transactions;

(f)	market sales (both long and short to the extent permitted under the federal securities laws);

(g)	at the market to or through market makers or into an existing market for the shares;

(h)	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

(i)	a combination of any of the aforementioned methods of sale.

In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling security holder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling security holder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling security holders if such broker-dealer is unable to sell the shares on behalf of the selling security holder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

From time to time, the selling security holders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their respective brokers. Upon a default by a selling security holder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling security holder intends to comply with the prospectus delivery requirements under the Securities Act of 1933 by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act of 1933 which may be required in the event the selling security holder defaults under any customer agreement with brokers.

To the extent required under the Securities Act of 1933, a post-effective amendment to this registration statement will be filed, disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commission paid or discounts or concessions allowed to such broker-dealers, where applicable.

We and the selling security holders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling security holders are a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holder, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this reoffer prospectus.

EXPERTS AND COUNSEL

The financial statements for the years ended October 31, 2011 and 2010 incorporated by reference in this re-offer prospectus have been audited by, Saturna Group Chartered Accountants LLP and MacKay LLP, to the extent and for the period set forth in their report, incorporated herein by reference, and is incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The validity of the common shares offered by this reoffer prospectus will be passed upon for us and the selling stockholders by Macdonald Tuskey, Corporate & Securities Lawyers of Vancouver, British Columbia, Canada.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert named in the registration statement of which this reoffer prospectus forms a part as having prepared or certified any part thereof (or is named as having prepared or certified a report or valuation for use in connection with such registration statement) or counsel named in this reoffer prospectus as having given an opinion upon the validity of the securities being offered pursuant to this reoffer prospectus or upon other legal matters in connection with the registration or offering such securities was employed for such purpose on a contingency basis. Also at the time of such preparation, certification or opinion or at any time thereafter, through the date of effectiveness of such registration statement or that part of such registration statement to which such preparation, certification or opinion relates, no such person had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

MATERIAL CHANGES

There have been no material changes to the affairs of our company since December 31, 2011 which have not previously been described in a report on Form 10-K, Form 10-Q or Form 8-K filed with the Securities and Exchange Commission.

INCORPORATION OF DOCUMENTS BY REFERENCE

See Part II, Item 3 on page 21 hereof for a list of documents filed by our company with the United States Securities and Exchange Commission, which are incorporated herein by this reference.

You should only rely on the information incorporated by reference or provided in this reoffer prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date on the front of this reoffer prospectus.

We file Form 8-K reports and other information with the Securities and Exchange Commission as is required by the Securities Exchange Act of 1934. You may read and copy any reports, statements or other information we have filed at the Securities and Exchange Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-732-0330 or 202-551-8090 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the Securities and Exchange Commission's website at http:\\www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our business pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to "incorporate by reference" information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement.

The following documents filed by our company with the United States Securities and Exchange Commission (the "SEC") are incorporated herein by reference:

1.
The description of our company's common stock contained in our registration statement on Form SB-2 (SEC file number 333-140122), filed with the Securities and Exchange Commission on February 22, 2007, including all amendments and reports for the purpose of updating such description;

2.	Our latest Annual Report on Form 10-K filed on February 13, 2012;

3.	Our Quarterly Report on Form 10-Q filed on March 20, 2012;

4.	Our Quarterly Report on Form 10-Q filed on June 14, 2012;

5.	Our Quarterly Report on Form 10-Q filed on September 10, 2012;

6.	All Current Reports on Form 8-K filed since our 10-K for the year ended October 31, 2011.

In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this registration statement have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.  Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document that is also incorporated by reference in this registration statement modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Room at 100 F Street North East, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http://www.sec.gov.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Nevada corporation law provides that:

•
a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

•
a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

•
to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

•	by our board of directors by a majority vote of a quorum consisting of directors who are not parties to such action, suit or proceeding;

•	if such a quorum is not obtainable, by a majority vote of the directors who were not parties to such action, suit or proceeding;

•	by independent legal counsel (selected by one or more of our directors, whether or not a quorum and whether or not disinterested) in a written opinion; or

•	by our shareholders.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	2012 Stock Option Plan *

4.2	Form of Stock Option Agreement *

5.1	Opinion of Macdonald Tuskey

23.1	Consent of Macdonald Tuskey (included in Exhibit 5)

23.2	Consent of Saturna Group Chartered Accountants LLP

23.3	Consent of MacKay LLP

*	incorporated by reference to our current report on Form 8-K filed on August 30, 2012

Item 9. Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carson City, Nevada, on October 30, 2012.

DEL TORO SILVER CORP.

/s/ Greg Painter

By: Greg Painter
President, Chief Executive Officer, and Director
(Principal Executive Officer and Principal Financial Officer)